APHTON CORPORATION
    Reconciliation of shares outstanding for earnings per share calculations
                               Three Months Ended        Six Months Ended
                                   October 31,              October 31,
  Net loss per common and common
        equivalent share         1997         1996         1997           1996

Balance at the beginning
 of the period              13,633,404   12,913,149   12,913,149    12,911,149

Weighted average of shares
 issued or shares reacquired
 during the period             121,472            -      660,948        1,667

Incremental common stock
equivalents from the
treasury stock method         (407,876)    (412,365)    (407,876)    (412,365)
                              ________     ________      _______      _______

Weighted average shares     13,347,000   12,500,784   13,166,221    12,500,451
                            ==========   ==========   ==========    ==========

Net loss for the period    $(2,047,733) $(1,392,462) $(4,313,373)  $(2,773,378)
                           ============ ============ ============  ============
Net loss per share
for the  period  ($0.05
and $0.10  per  share for
amortized  (non-cash)
interest  expense  of
convertible securities
in the three and six months
ending October 31,1997,
respectively and
$0.00 in 1996)                 $(0.15)      $(0.11)     $(0.33)        $(0.22)
                               =======      =======     =======        =======
  Fully diluted loss per share  1997          1996        1997           1996
Balance at the beginning
 of the period             13,633,404   12,913,149  12,913,149      12,911,149

Weighted average of shares
 issued or shares
reacquired during the period  121,472           -      660,948           1,667

Incremental common stock
equivalents from the
"if converted" debenture      559,068           -      559,068               -

Incremental common stock
equivalents from the
treasury stock method        (407,876)   (412,365)    (407,876)       (412,365)
                           -----------  ----------   ----------     -----------

Weighted average-
fully diluted shares       13,906,076  12,500,784   13,725,289      12,500,451
                           ==========  ==========   ==========      ==========

Net loss for the period   $(2,047,733)$(1,392,462) $(4,313,373)    $(2,773,378)
Adjustment for
debenture interest            791,209           -    1,570,999               -

Fully diluted net loss
 for the period           $(1,256,524)$(1,392,462) $(2,742,374)    $(2,773,378)
                         ============ ============ ============    ============

Fully diluted net loss
per share for the period      $(0.09)     $(0.11)       $(0.20)         $(0.22)
                              =======     =======       =======         =======
                                  Exhibit 11.1